EXHIBIT 1



                                                   OPTION # 1

                     STOCK OPTION AGREEMENT
       FOR NON-QUALIFIED STOCK OPTION ENTERED INTO UNDER
                      THOMAS NELSON, INC.
               1992 EMPLOYEE STOCK INCENTIVE PLAN
               ----------------------------------
                      (Common Stock Option
                    Vesting After Year One)

      THIS STOCK OPTION AGREEMENT is made and entered into  as
of  the  2nd day of March 1998, by and between THOMAS  NELSON,
INC.,  a  Tennessee  corporation  (the  "Company"),  and   Sam
Moore (the "Optionee").

       1) Grant of Option. The Company hereby grants to the Optionee the option (the "Option"), exercisable in whole or in part, to purchase an aggregate of 800,000 shares either of the Company's Common Stock, $1.00 par value per share, or of the Company's Class B Common Stock, $1.00 par value per share, or a combination thereof, at the following prices:


  Number of       Price Per Common     Price Per Class B
   Shares           Stock Share        Common Stock Share
 -----------      ----------------     ------------------
   300,000            $  12.875             $  13.00
   250,000            $  16.09              $  16.25
   250,000            $  19.31              $  19.50


       The Option shall become exercisable on the first anniversary of the date hereof, provided that the Optionee's employment by the Company or any Subsidiary (as defined in the Plan) has not terminated prior to such first anniversary. The vesting of the Option shall be accelerated, and the Option shall become immediately exercisable as to 100% of the shares underlying the Option, upon a Change in Control (as defined in Section 9(b) below) or a Potential Change in Control (as defined in Section 9(c) below), except as otherwise provided in Section 9(a) below, provided that the Optionee's employment by the Company or any Subsidiary has not terminated prior to such Change in Control or Potential Change in Control.

     The Optionee understands and agrees that this Option is being granted to him in lieu of any increase in his base compensation and of any additional awards of options for a period of five (5) years from the date of grant of this Option.

       2) Option Plan. This Option is granted under the Thomas Nelson, Inc. 1992 Employee Stock Incentive Plan (the "Plan"), as amended from time to time, and is intended to be a Non-Qualified Stock Option (as defined in the Plan). This Option is subject to the terms and conditions set forth in the Plan. In the event any of the provisions hereof conflict with or are inconsistent with the provisions of the Plan, the provisions of the Plan shall be controlling.

       3) Expiration. Subject to the limitations set forth in other sections of the Agreement, the Optionee may exercise this Option, in whole or in part, at any time or from time to time prior to five (5) years from the date this Option becomes exercisable after which time it will expire with respect to any then unexercised portion

       4) Manner of Exercise. This Option shall be exercised by the Optionee (or in the event of Optionee's death, by Optionee's executors, administrators, heirs and successors) or by a trust or foundation created by Optionee or by any immediate family member in the event of a transfer pursuant to
Section 5 by delivering written notice to the Company stating the number of shares of Common Stock or Class B Common Stock purchased, the person or persons in whose name the shares are to be registered and each such person's address and social security number. Such notice shall not be effective unless accompanied by the full purchase price for all shares so purchased. The purchase price shall be payable in cash or by means of unrestricted or restricted shares of the Company's Stock (as defined in the Plan) or any combination thereof. Payment in currency or by check, bank draft, cashier's check or postal money order shall be considered payment in cash. In the event of payment in the Company's Stock, the shares used in payment of the purchase price shall be considered payment to the extent of their fair market value, determined pursuant to the Plan, on the date of exercise of this Option.

       5) Transferability of Option. This Option shall be transferable in whole or in part by the Optionee, only to a trust or foundation created by Optionee or to a member of Optionee's immediate family or by will or by the laws of descent and distribution, and is exercisable during Optionee's lifetime only by the Optionee or by the permitted transfers. The terms of this Option shall be binding on the executors, administrators, heirs and successors of the Optionee.

       6)   Termination of Employment.  Except as provided  in
Section 10 below, in the event that Optionee ceases to be employed by the Company or one of its subsidiaries for any reason other than the Optionee's death, Disability (as defined in the Plan) or Retirement (as defined in the Plan), this Option may be exercised, to the extent then exercisable, for three (3) months following the Optionee's termination of employment, provided that the Option shall terminate immediately and become void and of no effect in the event Optionee's employment is terminated for Cause (as defined in the Plan), subject to the further condition that this Option shall not be exercisable after the expiration of five (5) years from the date it is granted. In the event Optionee ceases to be employed by the Company or one of its subsidiaries due to death, Disability or Retirement, this Option may be exercised at any time until the expiration of five (5) years from the date that this Option becomes exercisable, except as provided in Section 10 below.

       7) Adjustment. The number of shares of Common Stock and Class B Common Stock of the Company subject to this Option and the price per share of such shares shall be adjusted by the Company from time to time pursuant to the Plan.

       8) No Rights Until Exercise. The Optionee shall have no rights hereunder as a shareholder with respect to any shares subject to this Option until the date of the issuance of a stock certificate to him for such shares.

      9)  Change in Control Provisions.

          (a) Impact of Event. In the event of a "Change in Control" (as defined in Section 9(b) below) or a "Potential Change in Control" (as defined in Section 9(c), below), but with respect to a "Potential Change of Control", only if and to the extent so determined by the Committee, the Option shall immediately vest and become exercisable as to all of the shares underlying the Option, provided that the Optionee's employment by the Company or any Subsidiary has not terminated prior to such Change in Control or Potential Change in Control and provided that such "Change in Control" or "Potential Change in Control" event is not a "Rule 13e-3 transaction" as defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended.

          (b)   Definition  of "Change in Control".   For  the
purposes of Section 9(a), a "Change in Control" means the happening of any of the following:

               (i) any person or entity, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than the Company or a wholly-owned subsidiary or an officer thereof or any employee benefit plan of the Company or any of its subsidiaries, becomes the beneficial owner of the Company's securities having 35% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or

                (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company's securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; or

                (iii) during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's shareholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.

           (c)   Definition of "Potential Change in  Control".
For the purposes of Section 9(a), a "Potential Change in Control" means the happening of any of the following:

                 (i)  The  approval  by  shareholders  of   an
     agreement by the Company, the consummation of which would result in a Change in Control of the Company as defined in Section 9(b); or

                 (ii) The acquisition of beneficial ownership, directly or indirectly, by any entity, person or group (other than the Company or a Subsidiary or any Company employee benefit plan (including any trustee of such plan acting as such trustee)) of securities of the Company representing 5% or more of the combined voting power of the Company's outstanding securities and the adoption by the Committee of a resolution to the effect that a Potential Change in Control of the Company has occurred for purposes of the Plan.

     10) Forfeiture of Option. Notwithstanding the provisions of Section 6 above, this Option shall terminate immediately and become void and of no effect if Optionee shall enter into "Competition with the Company." "Competition with the Company" shall mean serving as principal, agent, salesman, employee or officer with any entity competing with the Company or a subsidiary of the Company in any market in which the Company or a subsidiary of the Company does business during the term of the Option.

     11) Amendment. This Option may be amended as provided in the Plan.

     12) Validity of Agreement. In the event that any provision of this Agreement is declared invalid or unenforceable, such invalidity or unenforceability shall in no way affect the validity or enforceability of any other provision. In the event any of the restrictions set forth in this Agreement cannot be legally enforced as specified, such fact shall not affect the applicability of such restrictions in a reasonable manner.

                         THOMAS NELSON, INC.


                         By:    /s/ Millard V. Oakley
                             --------------------------------
                         Title: Chairman, Compensation
                                Committee of the Board of
                                Directors


                                /s/ Sam Moore
                             --------------------------------
                                        Sam Moore